Exhibit (h)(3)(b)

Execution Copy

SECOND AMENDMENT TO AMENDED AND RESTATED

AGENCY SERVICES AGREEMENT

This SECOND AMENDMENT, dated as of November 18, 2021 (the “Amendment”) to the AMENDED AND RESTATED AGENCY SERVICES AGREEMENT (the “Agreement”) dated June 8, 2021, as amended on August 9, 2021 between JANUS DETROIT STREET TRUST, a Delaware business trust and registered investment company under the Investment Company Act of 1940 as amended (the “1940 Act”), with offices at 151 Detroit Street, Denver, Colorado 80206 (the “Trust” or “Customer”) , Janus Capital Management LLC, as investment manager of Customer to the extent specified in the Agreement (“Manager”), and JPMORGAN CHASE BANK, N.A. a national banking association with a place of business at 383 Madison Avenue, New York, New York 10179 (“J.P. Morgan”).

WHEREAS, Customer and J.P. Morgan entered into the Agreement pursuant to which J.P. Morgan was appointed to provide certain services, and the parties to the Agreement now wish to amend Exhibit A List of ETF Series of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises set forth hereafter, the parties hereto agree as follows:

1.	Amendments. Customer , Manager, and J.P. Morgan hereby agree to amend the Agreement as follows:

a.	Exhibit A to the Agreement is hereby deleted in its entirety and replaced with Exhibit A attached hereto.

2.	Miscellaneous.

a.

As modified and amended hereby, the parties hereto hereby ratify, approve and confirm the Agreement in all respects, and save as varied by this Amendment, the Agreement shall remain in full force and effect.

b.	This Amendment may be executed in counterparts each of which will be deemed an original.

c.	All references to the “Agreement” shall refer to the Agreement, as amended by this Amendment.

d.	This Amendment shall be effective as of the date first written above.

e.	Except as specifically amended hereby, all other terms and conditions of the Agreement shall remain unchanged and the Agreement shall continue in full force and effect.

f.	This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

g.	This Amendment shall be governed by, and construed in accordance with, the law of the State of New York, without regard to laws as to conflicts of laws.

[Signature Page Follows]

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

JANUS DETROIT STREET TRUST

By:/s/ Jesper Nergaard
Name: Jesper Nergaard
Title: Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer

JANUS CAPITAL MANAGEMENT LLC

By:/s/ Nick Cherney
Name: Nick Cherney
Title: Head of Exchange Traded Products

JPMORGAN CHASE BANK, N.A.

By:/s/ Lauren Haley
Name: Lauren Haley
Title: ETF Product Manager

Execution Copy

EXHIBIT A

•	Janus Henderson AAA CLO ETF

•	Janus Henderson B-BBB CLO ETF

•	Janus Henderson International Sustainable Equity ETF

•	Janus Henderson Mortgage-Backed Securities ETF

•	Janus Henderson Net Zero Transition Resources ETF

•	Janus Henderson Short Duration Income ETF

•	Janus Henderson Small Cap Growth Alpha ETF

•	Janus Henderson Small/Mid Cap Growth Alpha ETF

•	Janus Henderson Sustainable & Impact Core Bond ETF

•	Janus Henderson Sustainable Corporate Bond ETF

•	Janus Henderson U.S. Real Estate ETF

•	Janus Henderson U.S. Sustainable Equity ETF

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